Term sheet To prospectus dated December 1, 2005, prospectus supplement dated October 12, 2006 and product supplement no. 54-I dated November 22, 2006	Term Sheet No. 2 Product Supplement no. 54-I Registration Statement No. 333-130051 Dated January 24, 2007; Rule 433

Structured Investments

JPMorgan Chase & Co.
$
Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the AMEX Hong Kong 30 Index, the Nikkei 225 Index, the Dow Jones EURO STOXX 50® Index, the FTSETM 100 Index, the S&P BRIC 40 Index, the CECEEUR Index, the Korea Stock Price Index 200, the MSCI Taiwan Index, the Goldman Sachs Commodity Index® Excess Return and the Dow Jones U.S. Real Estate Index due January 29, 2010

General

  The notes are designed for investors who seek an uncapped return of at least 1.2 times the appreciation of a weighted basket of domestic and international equity, real estate and commodity indices at maturity. Investors should be willing to forgo interest and dividend payments and be willing to lose up to 80% of their principal if the Basket declines.
  Investing in the notes is not equivalent to investing in the Basket, any of the Basket Indices or any of their component stocks or exchange-traded futures contracts. The respective performance of the 10 indices may not be correlated and, accordingly, your investment in the notes may only yield a positive return if there occurs a broad based rise primarily in global equity values across diverse markets over the term of the notes, as well as domestic equity values in the real estate industry and commodity values.
  Senior unsecured obligations of JPMorgan Chase & Co. maturing January 29, 2010†.
  Minimum denominations of $1,000 and integral multiples thereof.
  The notes are expected to price on or about January 26, 2007, and are expected to settle on or about January 31, 2007.

Key Terms

Basket:

The notes are linked to a basket consisting of the AMEX Hong Kong 30 Index, the Nikkei 225 Index, the Dow Jones EURO STOXX 50® Index, the FTSETM 100 Index, the S&P BRIC 40 Index, the CECEEUR Index, the Korea Stock Price Index 200 (the “KOSPI 200“), the MSCI Taiwan Index, the Goldman Sachs Commodity Index® Excess Return (the “GSCI® Excess Return“) and the Dow Jones U.S. Real Estate Index (each a “Basket Index” and, together, the “Basket Indices”).

Index Weightings:

The BRIC Weighting is 17.50%, the EURO STOXX Weighting is 15.00%, the Nikkei Weighting is 10.00%, the FTSE Weighting is 10.00%, the CECEEUR Weighting is 10.00%, the Dow Jones U.S. Real Estate Weighting is 10.00%, the AMEX Hong Kong 30 Weighting is 7.50%, the KOSPI 200 Weighting is 7.50%, the MSCI Taiwan Weighting is 7.50%, and the GSCI Return Weighting is 5.00% (each an “Index Weighting” and, collectively, the “Index Weightings”), respectively, of the value of the Basket.

Upside Leverage Factor:	At least 1.2. The actual Upside Leverage Factor will be set on the pricing date and will not be less than 1.2.
Buffer Amount:	20%, which results in a minimum payment at maturity of $200 per $1,000 principal amount note.
Payment at Maturity:

If the Ending Basket Level is greater than the Starting Basket Level, you will receive a cash payment that provides you with a return per $1,000 principal amount note equal to the Basket Return multiplied by 1.2. Accordingly, if the Basket Return is positive, your payment per $1,000 principal amount note will be calculated as follows:

$1,000 + [$1,000 x (Basket Return x 1.2)]

Your principal is protected against up to a 20% decline in the Basket at maturity. If the Ending Basket Level declines from the Starting Basket Level by up to 20%, you will receive the principal amount of your notes at maturity.

If the Ending Basket Level declines from the Starting Basket Level by more than 20%, you will lose 1% of the principal amount of your notes for every 1% that the Basket declines beyond 20%. Accordingly, if the Basket Return is negative, your final payment per $1,000 principal amount note will be calculated as follows:

$1,000 + [$1,000 x (Basket Return + 20%)]
If the Ending Basket Level declines from the Starting Basket Level by more than 20%, you could lose up to $800 per $1,000 principal amount note.
Basket Return:	Ending Basket Level – Starting Basket Level Starting Basket Level
Starting Basket Level:	Set equal to 100 on the pricing date.
Ending Basket Level:	The Basket Closing Level on the Observation Date.
Basket Closing Level:	The Basket Closing Level will be calculated as follows:

100 x [1 + (AMEX Hong Kong Return* AMEX Hong Kong Weighting) + (Nikkei Return * Nikkei Weighting) + (EURO STOXX Return * EURO STOXX Weighting) + ( FTSE Return * FTSE Weighting) + (BRIC Return * BRIC Weighting) + (CECEEUR Return * CECEEUR Weighting) + (KOSPI 200 Return * KOSPI 200 Weighting) + (MSCI Taiwan Return * MSCI Weighting) + (GSCI Return * GSCI Weighting) + (Dow Jones U.S. Real Estate Return * Dow Jones U.S. Real Estate Weighting)]

The AMEX Hong Kong Return, the Nikkei Return, the EURO STOXX Return, the FTSE Return, the BRIC Return, the CECEEUR Return, the KOSPI 200 Return, the MSCI Taiwan Return, the GSCI Return, and the Dow Jones U.S. Real Estate Return are the performance of the respective Basket Index, expressed as a percentage, from the respective index closing level on the pricing date to the respective index closing level on the Observation Date. For additional information, see “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 54-I.

Observation Date:	January 26, 2010†
Maturity Date:	January 29, 2010†
CUSIP:
†	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 54-I.

Investing in the Buffered Return Enhanced Notes involves a number of risks. See “Risk Factors” beginning on page PS-7 of the accompanying product supplement no. 54-I and “Selected Risk Considerations” beginning on page TS-2 of this term sheet.

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, each prospectus supplement, product supplement no. 54-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying prospectus supplements and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Fees and Commissions (1)	Proceeds to Us

Per note	$	$	$

Total	$	$	$

(1)	If the notes priced today, J.P. Morgan Securities Inc., whom we refer to as JPMSI, acting as agent for JPMorgan Chase & Co., would receive a commission of approximately $20.00 per $1,000 principal amount note and would use a portion of that commission to allow concessions to other dealers of approximately $1.00 per $1,000 principal amount note. The actual commission received by JPMSI may be more or less than $20.00 and will depend on market conditions on the pricing date. In no event will the commission received by JPMSI, which includes concessions to be allowed to other dealers, exceed $30.00 per $1,000 principal amount note. See "Underwriting" beginning on page PS-72 of the accompanying product supplement no. 54-I.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

JPMorgan

January 24, 2007

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this term sheet together with the prospectus dated December 1, 2005, as supplemented by the prospectus supplement dated October 12, 2006 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 54-I dated November 22, 2006. This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 54-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

  Product supplement no. 54-I dated November 22, 2006:
  http://www.sec.gov/Archives/edgar/data/19617/000089109206003596/e25641_424b2.pdf

  Prospectus supplement dated October 12, 2006:
  http://www.sec.gov/Archives/edgar/data/19617/000089109206003117/e25276_424b2.pdf

  Prospectus dated December 1, 2005:
  http://www.sec.gov/Archives/edgar/data/19617/000089109205002389/e22923_base.txt

Our Central Index Key, or CIK, on the SEC Web site is 19617. As used in this term sheet, the “Company,” “we,” “us,” or “our” refers to JPMorgan Chase & Co.

Selected Purchase Considerations

  UNCAPPED APPRECIATION POTENTIAL — The notes provide the opportunity to enhance returns by multiplying a positive Basket Return by the Upside Leverage Factor of 1.2. The actual Upside Leverage Factor will be set on the pricing date and will not be less than 1.2. The notes are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be determined by the appreciation of the Basket. Because the notes are our senior obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.
  LIMITED PROTECTION AGAINST LOSS — Payment at maturity of the principal amount of your notes is protected against a decline in the Ending Basket Level, as compared to the Starting Basket Level, of up to 20%. If the Ending Basket Level declines by more than 20%, for every 1% decline beyond 20%, you will lose an amount equal to 1% of the principal amount of your notes. Accordingly, at maturity you will receive a payment equal to at least $200 for each $1,000 principal amount note.
  DIVERSIFICATION AMONG THE BASKET INDICES — The return on the notes is linked to a basket consisting of the AMEX Hong Kong 30 Index, the Nikkei 225 Index, the Dow Jones EURO STOXX 50® Index, the FTSETM 100 Index, the S&P BRIC 40 Index, the CECEEUR Index, the Korea Stock Price Index 200, the MSCI Taiwan Index, the Goldman Sachs Commodity Index® Excess Return and the Dow Jones U.S. Real Estate Index. The AMEX Hong Kong 30 Index is based on the capitalization of 30 stocks actively traded on The Stock Exchange of Hong Kong Ltd. and is designed to represent a substantial segment of the Hong Kong stock market. The Nikkei 225 Index consists of 225 stocks listed on the First Section of the Tokyo Stock Exchange and which, therefore, are among the most actively traded on that exchange. The Nikkei Stock Average is an intellectual property of Nikkei Inc. Nikkei Inc. was formerly known as Nihon Keizai Shibum, Inc. The name was changed on January 1, 2007. “Nikkei,” “Nikkei Stock Average,” and “Nikkei 225” are the service marks of Nikkei Inc. Nikkei Inc. reserves all the rights, including copyright, to the index. The Dow Jones EURO STOXX 50® Index consists of 50 component stocks of market sector leaders from within the Eurozone. The Dow Jones EURO STOXX 50® Index and STOXX® are the intellectual property (including registered trademarks) of STOXX Limited, Zurich, Switzerland, and/or Dow Jones & Company, Inc., a Delaware corporation, New York, USA (the “Licensors”), which are used under license. The notes are in no way sponsored, endorsed, sold or promoted by the Licensors and neither of the Licensors shall have any liability with respect thereto. The FTSETM 100 Index measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the London Stock Exchange. The S&P BRIC 40 Index consists of 40 stocks from the emerging markets of Brazil, Russia, India and China. The CECEEUR Index consists of 27 stocks that are located on one of three sub-indices — the Czech Traded Index, the Hungarian Traded Index or the Polish Traded Index. The Korea Stock Price Index 200 is a capitalization-weighted index of 200 Korean blue-chip stocks which make up a large majority of the total market value of the Korea Stock Exchange. The MSCI Taiwan Index, which is calculated by Morgan Stanley Capital International Inc. (“MSCI”), is a free float-adjusted market capitalization index of securities listed on the Taiwan Stock Exchange. The GSCI® Excess Return is designed to reflect the excess returns available through an unleveraged investment in the futures contracts comprising a world-production weighted basket of non-financial commodities. The Dow Jones U.S. Real Estate Index measures the performance of the real estate sector of the United States equity market. For additional information about the Basket and each Basket Index, please see “The AMEX Hong Kong 30 Index”, “The Nikkei 225 Index”, “The Dow Jones EURO STOXX 50® Index”, “The FTSETM 100 Index”, “The S&P BRIC 40 Index”, “The CECEEUR Index”, “The Korea Stock Price Index 200”, “The MSCI Taiwan Index”, “The Goldman Sachs Commodity Index® Excess Return” and “The Dow Jones U.S. Real Estate Index” in the accompanying product supplement no. 54-I.
  CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled "Certain U.S. Federal Income Tax Consequences" in the accompanying product supplement no. 54-I. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special tax counsel, Davis Polk & Wardwell, it is reasonable to treat your purchase and ownership of the notes as an “open transaction” for U.S. federal income tax purposes. Assuming this characterization is respected, your gain or loss on the notes should be treated as long-term capital gain or loss if you hold the notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the Internal Revenue Service or a court may not respect this

JPMorgan Structured Investments —
Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the AMEX Hong Kong 30 Index, Nikkei 225 Index, the Dow Jones EURO STOXX 50® Index, the FTSETM 100 Index, the S&P BRIC 40 Index, the CECEEUR Index, the Korea Stock Price Index 200, the MSCI Taiwan Index, the Goldman Sachs Commodity Index® Excess Return and the Dow Jones U.S. Real Estate Index
TS-1

  characterization or treatment of the notes, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. You should consult your tax adviser regarding the treatment of the notes, including possible alternative characterizations.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket, the Basket Indices or any of the component stocks or commodities of the Basket Indices. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 54-I dated November 22, 2006.

  YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal in excess of $200 per $1,000 principal amount. The return on the notes at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Return is positive or negative. Your investment will be exposed to any decline in the Ending Basket Level, as compared to the Starting Basket Level, beyond the 20% buffer. Accordingly, you could lose up to $800 for each $1,000 principal amount note that you invest in.
  CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity described in this term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes through one or more of our affiliates. As a result, the price, if any, at which JPMSI will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
  NO INTEREST OR DIVIDEND PAYMENTS, VOTING RIGHTS OR RIGHTS AVAILABLE IN INSTRUMENTS LINKED TO COMMODITIES OR RELATED COMMODITIES CONTRACTS DIRECTLY — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing any of the Basket Indices (other than the GSCI® Excess Return) would have. In addition, you will not have any rights that holders of forward or futures contracts on or other instruments linked to the commodities underlying the GSCI® Excess Return would have.
  THE BASKET RETURN FOR THE NOTES WILL NOT BE ADJUSTED FOR CHANGES IN EXCHANGE RATES RELATED TO THE U.S. DOLLAR THAT MIGHT AFFECT THE AMEX HONG KONG 30 INDEX, THE NIKKEI 225 INDEX, THE DOW JONES EURO STOXX 50® INDEX, THE FTSETM 100 INDEX, THE CECEEUR INDEX, THE KOSPI 200 OR THE MSCI TAIWAN INDEX — The value of your notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the stocks underlying the AMEX Hong Kong 30 Index, the Nikkei 225 Index, the Dow Jones EURO STOXX 50® Index, the FTSETM 100 Index, the KOSPI 200 or the MSCI Taiwan Index are based, or for the exchange rate fluctuations between the U.S. dollar and the euro with respect to the CECEEUR Index, although any currency fluctuations could affect the performance of the Basket. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar or euro over the term of the notes, you will not receive any additional payment or incur any reduction in your payment at maturity.
  SOME OF THE COMPONENTS OF THE BASKET, AND THUS THE NOTES THEMSELVES, ARE SUBJECT TO CURRENCY EXCHANGE RISK — Because the prices of the stocks composing the S&P BRIC 40 Index are converted into dollars for the purposes of calculating the value of the S&P BRIC 40 Index, and the prices of the stocks composing the CECEEUR Index are converted into euros for purposes of calculating the value of the CECEEUR Index, holders of the notes will be exposed to currency exchange rate risk with respect to each of the countries represented in the S&P BRIC 40 Index and the CECEEUR Index. Your net exposure will depend on the extent to which the currencies of the stocks composing the S&P BRIC 40 Index strengthen or weaken against the U.S. dollar and the extent to which the currencies of the stocks composing the CECEEUR Index strengthen or weaken against the euro. If, taking into account such weighting, the dollar or the euro strengthens against the respective component currencies, the value of the applicable Basket Index will be adversely affected and the payment at maturity of the notes may be reduced.
  A COMPONENT OF THE BASKET IS LINKED TO THE VALUE OF THE COMMODITIES FUTURES CONTRACTS, WHICH MAY BE MORE VOLATILE THAN TRADITIONAL SECURITIES INVESTMENTS — The performance of the Basket is in part determined by the performance of the GSCI® Excess Return, which in turn is linked to the value of non-financial commodities. Variables such as changes in supply and demand relationships, governmental programs and policies, national and international monetary, trade political and economic events, changes in interest and exchange rates, speculation and trading activities in commodities and related contracts, weather, and agricultural, trade, fiscal and exchange control policies may have a larger impact on the value of non-financial commodities than on traditional securities. These additional variables may create additional investment risks that cause the value of the notes to be more volatile than the values of traditional securities.
  A COMPONENT OF THE BASKET IS LINKED TO THE PERFORMANCE OF THE REAL ESTATE INDUSTRY — The securities underlying the Dow Jones U.S. Real Estate Index are issued by companies whose lines of business are directly associated with the real estate industry and include real estate investment trusts (“REITSs”). The real estate industry is cyclical and has from time to time experienced significant difficulties. In addition, the real estate industry and REITs are affected by a number of factors which may either offset or magnify each other and are set forth in more detail under “Risk Factors” in the accompanying product supplement no. 54-I. These difficulties could cause a downturn in the real

JPMorgan Structured Investments —
Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the AMEX Hong Kong 30 Index, Nikkei 225 Index, the Dow Jones EURO STOXX 50® Index, the FTSETM 100 Index, the S&P BRIC 40 Index, the CECEEUR Index, the Korea Stock Price Index 200, the MSCI Taiwan Index, the Goldman Sachs Commodity Index® Excess Return and the Dow Jones U.S. Real Estate Index
TS-2
  estate industry generally or regionally and could cause the value of the stocks in the Dow Jones U.S. Real Estate Index and the level of the Dow Jones U.S. Real Estate Index to decline during the term of the notes.
  LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMSI intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMSI is willing to buy the notes.
  CHANGES IN THE VALUE OF THE BASKET INDICES MAY OFFSET EACH OTHER — Price movements in the Basket Indices may not correlate with each other. As a result, your investment in the notes may only yield a positive return if there occurs a broad based rise in global equity values, domestic equity values in the real estate industry and commodity values over the term of the notes. Therefore, for example, in calculating the Ending Basket Level, increases in the value of the stocks underlying the S&P BRIC 40 Index may be moderated, or more than offset, by lesser increases or declines in the level of each of the other nine indices that compose this Basket.
  POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.
  MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the level of the Basket on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:
    the expected volatility of the Basket Indices;
    the time to maturity of the notes;
    the dividend rate on the common stocks underlying the Basket Indices;
    interest and yield rates in the market generally;
    the market price of the physical commodities upon which the futures contracts that compose the GSCI® Excess Return are based or the exchange-traded futures contracts on such commodities;
    developments in the real estate market;
    a variety of economic, financial, political, regulatory, geographical, agricultural, meteorological or judicial events;
    the exchange rate and the volatility of the exchange rate between the U.S. dollar and the currencies in which the securities composing the AMEX Hong Kong 30 Index, the Nikkei 225 Index, the Dow Jones EURO STOXX 50® Index, the FTSETM 100 Index, the CECEEUR Index, the KOSPI 200, and the MSCI Taiwan Index are traded, and the correlation between those rates and the levels of the S&P BRIC 40 Index and the CECEEUR Index; and
    our creditworthiness, including actual or anticipated downgrades in our credit ratings.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Basket?

The following table illustrates the hypothetical total return at maturity on the notes. The “total return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns set forth below assume an Upside Leverage Factor of 1.2. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Ending Basket Level	Basket Return	Total Return

180.00	80.00%	96.00%
160.00	60.00%	72.00%
150.00	50.00%	60.00%
140.00	40.00%	48.00%
130.00	30.00%	36.00%
120.00	20.00%	24.00%
115.00	15.00%	18.00%
110.00	10.00%	12.00%
105.00	5.00%	6.00%
100.00	0.00%	0.00%
90.00	-10.00%	0.00%
80.00	-20.00%	0.00%
70.00	-30.00%	-10.00%
60.00	-40.00%	-20.00%
50.00	-50.00%	-30.00%
40.00	-60.00%	-40.00%
30.00	-70.00%	-50.00%
20.00	-80.00%	-60.00%
10.00	-90.00%	-70.00%
0.00	-100.00%	-80.00%

JPMorgan Structured Investments —
Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the AMEX Hong Kong 30 Index, Nikkei 225 Index, the Dow Jones EURO STOXX 50® Index, the FTSETM 100 Index, the S&P BRIC 40 Index, the CECEEUR Index, the Korea Stock Price Index 200, the MSCI Taiwan Index, the Goldman Sachs Commodity Index® Excess Return and the Dow Jones U.S. Real Estate Index
TS-3
Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The level of the Basket increases from a Starting Basket Level of 100 to an Ending Basket Level of 105.
Because the Ending Basket Level of 105 is greater than the Starting Basket Level of 100, the investor receives a payment at maturity of $1,060.00 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 x (5% x 1.2)] = $1,060.00

Example 2: The level of the Basket decreases from a Starting Basket Level of 100 to an Ending Basket Level of 80.
Because the Ending Basket Level of 80 is less than the Starting Basket Level of 100 by not more than the Buffer Amount of 20%, the investor receives a payment at maturity of $1,000 per $1,000 principal amount note.

Example 3: The level of the Basket decreases from a Starting Basket Level of 100 to an Ending Basket Level of 70.
Because the Ending Basket Level of 70 is less than the Starting Basket Level of 100 by more than the Buffer Amount of 20%, the Basket Return is negative and the investor receives a payment at maturity of $900 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 x (-30% + 20%)] = $900

Example 4: The level of the Basket decreases from a Starting Basket Level of 100 to an Ending Basket Level of 0.
Because the Ending Basket Level of 0 is less than the Starting Basket Level of 100 by more than the Buffer Amount of 20%, the Basket Return is negative and the investor receives a payment at maturity of $200 per $1,000 principal amount note, which reflects the principal protection provided by the 20% Buffer Amount, calculated as follows:

$1,000 + [$1,000 x (-100% + 20%)] = $200

Historical Information

The following graphs show the weekly performance of the AMEX Hong Kong 30 Index, the Nikkei 225 Index, Dow Jones EURO STOXX 50® Index, the FTSETM 100 Index, the CECEEUR Index, the KOSPI 200, the MSCI Taiwan Index, the GSCI® Excess Return and the Dow Jones U.S. Real Estate Index from January 4, 2002 through January 19, 2007, and the S&P BRIC 40 Index as well as the Basket as a whole from February 6, 2004 through January 19, 2007. The S&P BRIC 40 Index was officially launched by S&P on June 20, 2006, and S&P makes available hypothetical backtested historical data for the weekly performance of the S&P BRIC 40 Index back to February 6, 2004. The graph of the historical Basket performance assumes the Basket level on February 6, 2004 was 100 and the Index Weightings specified on the cover of this term sheet on that date. The closing level of the AMEX Hong Kong 30 Index on January 23, 2007 was 1021.06. The closing level of the Nikkei 225 Index on January 23, 2007 was 17408.57. The closing level of the Dow Jones EURO STOXX 50® Index on January 23, 2007 was 4140.19. The closing level of the FTSETM 100 Index on January 23, 2007 was 6227.60. The closing level of the S&P BRIC 40 Index on January 23, 2007 was 2131.32. The closing level of the CECEEUR Index on January 23, 2007 was 2571.29. The closing level of the KOSPI 200 on January 23, 2007 was 1363.09. The closing level of the MSCI Taiwan Index on January 23, 2007 was 318.73. The closing level of the GSCI® Excess Return on January 23, 2007 was 549.7517. The closing level of the Dow Jones U.S. Real Estate Index on January 23, 2007 was 343.25.

We obtained the various Basket Index closing levels below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of information obtained from Bloomberg Financial Markets. The historical levels of each Basket Index and of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the closing level of any Basket Index on the Observation Date. We cannot give you assurance that the performance of the Basket Indices will result in the return of any of your initial investment in excess of $200 per $1,000 principal amount note.

The performance of the S&P BRIC 40 Index prior to June 20, 2006, as well as that of the Basket, is based on hypothetical historical analysis and does not necessarily reflect the future performance of the S&P BRIC 40 Index. The method of calculation used for this back calculation and the method used to determine the S&P BRIC 40 closing level on the pricing date will be done in the same manner.

JPMorgan Structured Investments —
Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the AMEX Hong Kong 30 Index, Nikkei 225 Index, the Dow Jones EURO STOXX 50® Index, the FTSETM 100 Index, the S&P BRIC 40 Index, the CECEEUR Index, the Korea Stock Price Index 200, the MSCI Taiwan Index, the Goldman Sachs Commodity Index® Excess Return and the Dow Jones U.S. Real Estate Index
TS-4

Historical Performance of the Dow Jones EURO STOXX 50®
Index
Index Level
4500
4000
3500
3000
2500
2000
1500
1000
500
0
Jan-02
Jul-02
Jan-03
Jul-03
Jan-04
Jul-04
Jan-05
Jul-05
Jan-06
Jul-06
Jan-07
Source: Bloomberg

Historical Performance of the FTSE™ 100 Index
7000
6000
5000
4000
3000
2000
1000
0
Index Level
Jan-02
Jul-02
Jan-03
Jul-03
Jan-04
Jul-04
Jan-05
Jul-05
Jan-06
Jul-06
Jan-07
Source: Bloomberg

Historical Performance of the S&P BRIC Index
Index Level
2500
2000
1500
1000
500
0
Feb-04
Jun-04
Oct-04
Feb-05
Jun-05
Oct-05
Feb-06
Jun-06
Oct-06
Source: Bloomberg

Historical Performance of the Korean Stock Price Index
1600
1400
1200
1000
800
600
400
200
0
Index Level
Jan-02
Jul-02
Jan-03
Jul-03
Jan-04
Jul-04
Jan-05
Jul-05
Jan-06
Jul-06
Jan-07
Source: Bloomberg

JPMorgan Structured Investments —
Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the AMEX Hong Kong 30 Index, Nikkei 225 Index, the Dow Jones EURO STOXX 50® Index, the FTSETM 100 Index, the S&P BRIC 40 Index, the CECEEUR Index, the Korea Stock Price Index 200, the MSCI Taiwan Index, the Goldman Sachs Commodity Index® Excess Return and the Dow Jones U.S. Real Estate Index
TS-5

JPMorgan Structured Investments —
Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the AMEX Hong Kong 30 Index, Nikkei 225 Index, the Dow Jones EURO STOXX 50® Index, the FTSETM 100 Index, the S&P BRIC 40 Index, the CECEEUR Index, the Korea Stock Price Index 200, the MSCI Taiwan Index, the Goldman Sachs Commodity Index® Excess Return and the Dow Jones U.S. Real Estate Index
TS-6